UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2011
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer
Identification No.)

5320 Legacy Drive
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 17, 2011, the District Court of Dallas County, Texas, 95th-D Judicial District entered an order (the “Order”) preliminarily approving settlement of a putative shareholder derivative action pending on behalf of Denbury Resources Inc. (the “Company”) captioned Harbor Police Retirement System, Derivatively on Behalf of Nominal Defendant Denbury Resources, Inc. v. Gareth Roberts et al., Cause No. 09-09061, and ordered that the Company notify shareholders of the preliminary approval by inclusion of the notice of proposed settlement of derivative action (“Notice”) as an exhibit to a Form 8-K filing.
Accordingly, pursuant to the Order the Company is filing the Notice as Exhibit 99.1 to this report, along with a copy of the stipulation of settlement (“Stipulation”), which is filed as Exhibit 99.2 hereto. The settlement is subject to the final approval of the Court.
The suit alleges that certain directors of Denbury breached their fiduciary duties by, among other things, approving certain executive compensation awards. The directors of Denbury who are individual defendants in this case have denied any breach of duty or violation of law or wrongdoing of any kind with respect to the claims made in the derivative suit, and have made no admission of having done so in connection with the proposed settlement.
The Stipulation does not provide for the payment of monetary compensation to shareholders; rather, it provides for certain additions to the Company’s corporate governance policies and procedures and for the payment of plaintiff’s attorneys’ fees and litigation expenses. The Court has set a settlement hearing date of May 18, 2011 to consider whether to grant final approval of the settlement, as described in the Notice.
The foregoing summary of the settlement is qualified in its entirety by the exhibits attached hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1       Notice of Proposed Settlement of Derivative Action.
99.2      Stipulation of Settlement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: March 24, 2011	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President - Accounting